Exhibit 99.1

   McGrath RentCorp Announces Fourth Quarter and Year-End Results;
            Q4 2003 EPS of $0.57 and FYE 2003 EPS of $1.85

    LIVERMORE, Calif.--(BUSINESS WIRE)--Feb. 19, 2004--

           Quarter over Quarter Rental Revenues Increase for
                     Both Modulars and Electronics

    McGrath RentCorp (Nasdaq:MGRC), a leading rental provider of modular buildings for classroom and office space, and test equipment for communications, fiber optic and general purpose needs, today announced revenues for the quarter ended December 31, 2003 of $37.1 million, compared to $34.9 million in the fourth quarter of 2002. The Company reported net income of $7.0 million or $0.57 per share, compared to $7.7 million or $0.61 per share in the fourth quarter of 2002.
    Fourth quarter 2002 results included a nonrecurring gain on land sales of $0.9 million, which increased net income by $0.5 million or $0.04 per share. For comparability, excluding the gain on land sales, fourth quarter net income would have decreased 3% from $7.2 million, or $0.57 per share, in 2002 to $7.0 million, or $0.57 per share, in 2003, with fewer outstanding shares in 2003.
    For the quarter, rental revenues for the Company's Mobile Modular division increased 2% from the same period in 2002 to $16.9 million as a result of high shipping levels of classroom product in the third quarter. The rental revenue increase for Mobile Modular was offset by higher operating expenses coupled with lower margin contribution of rental related services and sales. This resulted in a pre-tax income decline for Mobile Modular of 11% to $10.0 million. For Enviroplex, the Company's classroom manufacturing subsidiary, sales revenues for the quarter increased to $3.9 million from $1.2 million in the same period in 2002, as projects in process at the end of the third quarter were completed, resulting in pre-tax income of $0.8 million compared to a pre-tax loss of $0.2 million in the year ago period. Enviroplex's backlog at December 31, 2003 was $4.2 million compared to $3.3 million at the end of 2002. At RenTelco, the Company's communications test equipment rental division, rental revenues increased 4% sequentially to $3.6 million from $3.4 million in the third quarter of 2003, and were 8% higher than in the fourth quarter of 2002. RenTelco contributed $1.1 million in pre-tax earnings, about half of which were derived from selling underutilized equipment.
    "Both of our rental businesses ended the year with strong quarters," stated Dennis Kakures, President and CEO. "Our Modular business experienced its highest-ever rental revenue quarter while rental revenues for our communications test equipment business increased for a third sequential quarter and grew 8% over fourth quarter 2002 results. More importantly, gross margin on rents for RenTelco has increased for three consecutive quarters, and grew 24% over fourth quarter 2002.
    "In addition, we continued to bolster our healthy balance sheet by generating strong cash flow during the year, further reducing our debt by $8.3 million and lowering our already low debt-to-equity ratio. We accomplished this while continuing to increase the dividend in 2003, repurchasing $10.3 million of the Company's common stock and increasing our rental equipment assets by $13.7 million for the year.
    "We look forward into 2004 with enthusiasm and anticipation that feels different from our recent past.
    "We believe that the increased momentum in order activity for RenTelco, especially in product areas that have been relatively dormant over the past few years, is very encouraging. As the communications industry continues to recover, we anticipate increasing business levels. Our communications test equipment leadership position, rightsizing of our inventory levels and infrastructure cost reductions over the past couple of years, has well positioned us to take full advantage of improving market conditions. Looking forward, this business has the potential for favorable income growth.
    "We expect our modular rental business to continue its strong performance in 2004. Mobile Modular, in good and bad economic times, has endured and produced consistently favorable results. Our educational rental business is the core of this economic engine. We are focused on growing our leadership position in providing low cost, interim facility solutions to the educational community.
    "Over the past 12 to 18 months, the Company's management has made a significant investment of time and money in developing a strategic planning structure and protocols to cultivate and assess growth opportunities going forward. We believe that these capabilities will enhance our ability to develop the Company's future income growth."
    Total revenues for the twelve months ended December 31, 2003, were $131.0 million, compared to $145.1 million in the same twelve-month period in 2002. Net income for the twelve months ended December 31, 2003, was $22.7 million or $1.85 per share, compared to $12.6 million or $1.00 per share in the prior-year period. The twelve-month 2002 results include noncash RenTelco impairment charges, net of the lower depreciation expense from the equipment write-downs, of $20.6 million, which reduced net income by $12.4 million or $0.98 per share; a nonrecurring gain on land sales, which increased net income by $0.5 million or $0.04 per share; and net nonrecurring income related to the terminated Tyco merger, which increased net income by $0.4 million, or $0.03 per share.

    FOURTH QUARTER 2003 HIGHLIGHTS (AS COMPARED TO FOURTH QUARTER
2002)

    -- Rental revenues increased 3% to $20.4 million. Within rental revenues, Mobile Modular increased 2% to $16.9 million, resulting from high shipping levels of classroom product during the prior quarter. RenTelco rental revenues increased 8% to $3.6 million.

    -- Sales revenues increased 22% to $11.2 million resulting from $2.7 million higher equipment sales by Enviroplex offset by lower sales at Mobile Modular and RenTelco. Overall gross profit on sales for the quarter increased from $2.7 million in 2002 to $3.2 million in 2003. Sales can fluctuate from quarter to quarter and year to year depending on customer requirements and funding.

    -- Depreciation of rental equipment decreased 5% to $3.3 million for the quarter resulting primarily from RenTelco's sale of underutilized communications test equipment throughout the year.

    -- Operating cash flow increased 36% to $15.7 million, primarily due to collection of accounts receivable and lower income tax payments during the quarter. Debt decreased $8.7 million during the quarter to $47.3 million, with the Company's total liabilities to equity ratio decreasing from 1.43 to 1 at September 30, 2003 to 1.25 to 1 as of December 31, 2003. At December 31, 2003, the Company, under existing bank lines of credit, has capacity to borrow up to an additional $93.7 million.

    -- Dividend rate increased to $0.20 per share for the fourth quarter 2003. On an annualized basis, this dividend represented a 2.6% yield on the February 18, 2004 close price of $30.41.

    FINANCIAL GUIDANCE

    The Company currently expects its 2004 full-year earnings per share to be in a range of $2.00 to $2.10 per diluted share. Such a forward-looking statement reflects McGrath RentCorp's expectations as of February 19, 2004. Results may be materially affected by many factors, as outlined in the "forward-looking statements" paragraph at the end of this press release.
    It is suggested that the press release be read in conjunction with the financial statements and notes thereto included in the Company's latest Form 10-K and Forms 10-Q. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest filings on Form 10-K and Forms 10-Q.

    CORPORATE GOVERNANCE

    Management and the Company's board of directors have recently updated its corporate governance practices, which can be accessed in the Investor Relations section of the Company's web site at www.mgrc.com.

    About McGrath RentCorp

    Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customer's temporary and permanent space needs in California and Texas. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K-12 in California. McGrath RentCorp's majority owned subsidiary, Enviroplex, Inc., manufactures and sells classrooms directly to school districts in California. The Company's RenTelco division rents and sells electronic test equipment and is recognized as the leader in communications and fiber-optic test equipment rentals throughout the U.S.

    CONFERENCE CALL NOTE: As previously announced in its press release of February 4, 2004, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on February 19, 2004 to discuss the fourth quarter 2003 results. To participate in the teleconference, dial 1-800-218-4007 (international callers dial 1-303-262-2130). In addition, a live Web cast and replay of the call may be found in the investor relations section of the Company's website at www.mgrc.com. Telephone replay of the call will be available for 48 hours following the call by dialing 1-800-405-2236 (in the U.S.) or 1-303-590-3000 (outside the U.S.). The pass code for the call replay is 567142#.

    NON-GAAP FINANCIAL MEASURES: This press release includes financial measures for earnings per share and net income that have not been calculated in accordance with generally accepted accounting principles
(GAAP). These differ from GAAP in that they exclude from the 2002 three-month results the net nonrecurring gain on land sales of $0.5 million. McGrath RentCorp provides these measurements to provide a consistent basis for comparison between quarters without the effect of one-time events. The net income and earnings per share contained in the attached unaudited financial statement are presented and have been calculated in accordance with GAAP.

    This press release contains statements, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "estimates," "will," "should," "plans" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These include our statements regarding our general expectations regarding our business in 2004, our expectation regarding RenTelco's increased business activity and potential for favorable income growth, our expectation of continued strong performance by Mobile Modular's rental business in 2004, our expectations regarding the impact of the Company's strategic planning on the Company's future income growth, and guidance on per share earnings for 2004. These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of various factors. These factors include the effectiveness of management's strategies and decisions, general economic and business conditions, the condition of the telecommunications industry, new or modified statutory or regulatory requirements, continuing demand for modular products, timely delivery and installation of modular products, delays of future sales projects and changing prices and market conditions. There may be other factors not listed above that could cause actual results to vary materially from the forward-looking statements described in this press release.


MCGRATH RENTCORP
Consolidated earnings, balance sheet and segment data follow:
 (in thousands, except per share amounts)
----------------------------------------------------------------------
                               Three Months Ended  Twelve Months Ended
                                   December 31         December 31
                               ------------------- -------------------
                                 2003      2002      2003      2002
---------------------------------------- --------- ---------- --------

REVENUES
-------------------------------
  Rental                        $20,426   $19,839    $76,678  $81,991
  Rental Related Services         5,192     4,724     16,746   17,497
                               --------- --------- ---------- --------
    Rental Operations            25,618    24,563     93,424   99,488
  Sales                          11,249     9,196     36,745   42,257
  Other                             204     1,137        802    3,341
                               --------- --------- ---------- --------
          Total Revenues         37,071    34,896    130,971  145,086
                               --------- --------- ---------- --------

COSTS AND EXPENSES
-------------------------------
  Direct Costs of Rental
   Operations
    Depreciation of Rental
     Equipment                    3,277     3,465     12,745   15,792
    Rental Related Services       3,482     2,584     10,356    9,497
    Impairment of Rental
     Equipment                       --        --         --   24,083
    Other                         4,079     3,763     18,623   17,839
                               --------- --------- ---------- --------
          Total Direct Costs of
           Rental Operations     10,838     9,812     41,724   67,211
  Costs of Sales                  8,083     6,506     25,913   30,541
                               --------- --------- ---------- --------
          Total Costs            18,921    16,318     67,637   97,752
                               --------- --------- ---------- --------
             Gross Margin        18,150    18,578     63,334   47,334
  Selling and Administrative      5,753     4,996     22,626   22,099
                               --------- --------- ---------- --------
    Income from Operations       12,397    13,582     40,708   25,235
  Interest                          583       807      2,668    3,982
                               --------- --------- ---------- --------
    Income Before Provision for
     Income Taxes                11,814    12,775     38,040   21,253
  Provision for Income Taxes      4,714     5,085     15,178    8,459
                               --------- --------- ---------- --------
    Income Before Minority
     Interest                     7,100     7,690     22,862   12,794
  Minority Interest in Income
   of Subsidiary                     81       (21)       170      161
                               --------- --------- ---------- --------
     Net Income                  $7,019    $7,711    $22,692  $12,633
                               ========= ========= ========== ========

Earnings Per Share:
  Basic                           $0.58     $0.62      $1.87    $1.01
  Diluted                         $0.57     $0.61      $1.85    $1.00
Shares Used in Per Share
 Calculations:
  Basic                          12,119    12,488     12,125   12,468
  Diluted                        12,274    12,572     12,259   12,619

                           December 31, December 31,
BALANCE SHEET DATA             2003         2002
---------------------------------------- ---------
Rental Equipment, net          $232,046  $221,899
Total Assets                    323,858   313,134
Notes Payable                    47,266    55,523
Shareholders' Equity            143,978   139,019


 SEGMENT DATA          Modulars Electro- Enviro- Corporate(1) Consol-
                                  nics     plex               idated
------------------------------- -------- ------- ------------ --------
 Three Months Ended
  December 31,
-----------------------
2003
 Rental Revenues       $16,875   $3,551     $--          $--  $20,426
 Rental Related
  Services Revenues      5,051      141      --           --    5,192
 Sales and Other
  Revenues               5,720    1,838   3,895           --   11,453
 Total Revenues         27,646    5,530   3,895           --   37,071
 Depreciation of Rental
  Equipment              1,972    1,305      --           --    3,277
 Interest Expense
  (Income) Allocation      557       71     (45)          --      583
 Income before Provision
  for Income Taxes       9,960    1,057     797           --   11,814
 Rental Equipment
  Acquisitions           4,623      737      --           --    5,360
 Accounts Receivable,
  net (period end)      26,616    3,664   1,919           --   32,199
 Rental Equipment, at
  cost (period end)    304,905   34,448      --           --  339,353
 Rental Equipment, net
  book value (period
  end)                 215,589   16,457      --           --  232,046
 Utilization (period
  end) (2)                84.6%    45.2%
 Average Utilization(2)   85.1%    46.6%

2002
 Rental Revenues       $16,550   $3,289     $--          $--  $19,839
 Rental Related
  Services Revenues      4,594      130      --           --    4,724
 Sales and Other
  Revenues               5,804    2,451   1,173          905   10,333
 Total Revenues         26,948    5,870   1,173          905   34,896
 Depreciation of Rental
  Equipment              2,004    1,461      --           --    3,465
 Interest Expense
  (Income) Allocation      746      115     (54)          --      807
 Income before
  Provision for Income
  Taxes                 11,173      869    (172)         905   12,775
 Rental Equipment
  Acquisitions           1,844      924      --           --    2,768
 Accounts Receivable,
  net (period end)      27,368    3,896   1,985           --   33,249
 Rental Equipment, at
  cost (period end)    285,901   39,786      --           --  325,687
 Rental Equipment, net
  book value (period
  end)                 200,593   21,306      --           --  221,899
 Utilization (period
  end) (2)                85.2%    41.6%
 Average Utilization(2)   85.8%    43.8%
----------------------------------------------------------------------


 SEGMENT DATA          Modulars Electro- Enviro- Corporate(1) Consol-
                                  nics     plex                idated
------------------------------- -------- ------- ------------ --------
 Twelve Months Ended
  December 31,
-----------------------
2003
 Rental Revenues       $63,948  $12,730     $--          $--  $76,678
 Rental Related
  Services Revenues     16,203      543      --           --   16,746
 Sales and Other
  Revenues              18,973    7,567  11,007           --   37,547
 Total Revenues         99,124   20,840  11,007           --  130,971
 Depreciation of Rental
  Equipment              7,377    5,368      --           --   12,745
 Impairment of Rental
  Equipment                 --       --      --           --       --
 Interest Expense
  (Income) Allocation    2,505      343    (180)          --    2,668
 Income before Provision
  for Income Taxes      33,357    3,290   1,393           --   38,040
 Rental Equipment
  Acquisitions          27,637    4,790      --           --   32,427
 Accounts Receivable,
  net (period end)      26,616    3,664   1,919           --   32,199
 Rental Equipment, at
  cost (period end)    304,905   34,448      --           --  339,353
 Rental Equipment, net
  book value (period
  end)                 215,589   16,457      --           --  232,046
 Utilization (period
  end) (2)                84.6%    45.2%
 Average Utilization(2)   84.2%    45.3%

2002
 Rental Revenues       $66,214  $15,777     $--          $--  $81,991
 Rental Related
  Services Revenues     16,936      561      --           --   17,497
 Sales and Other
  Revenues              20,802   10,153  12,488        2,155   45,598
 Total Revenues        103,952   26,491  12,488        2,155  145,086
 Depreciation of Rental
  Equipment              7,169    8,623      --           --   15,792
 Impairment of Rental
  Equipment                 --   24,083      --           --   24,083
 Interest Expense
  (Income) Allocation    3,451      749    (218)          --    3,982
 Income before
  Provision for Income
  Taxes                 40,412  (22,023)  1,302        1,562   21,253
 Rental Equipment
  Acquisitions          15,895    3,023      --           --   18,918
 Accounts Receivable,
  net (period end)      27,368    3,896   1,985           --   33,249
 Rental Equipment, at
  cost (period end)    285,901   39,786      --           --  325,687
 Rental Equipment, net
  book value (period
  end)                 200,593   21,306      --           --  221,899
 Utilization (period
  end) (2)                85.2%    41.6%
 Average Utilization(2)   85.9%    38.2%
----------------------------------------------------------------------

(1) Corporate includes nonrecurring items related to the terminated merger with Tyco International in 2002 and gain on land sales, which were not allocated to a specific segment.

(2) Utilization is calculated each month by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. The average utilization for the period is calculated using the average costs of rental equipment.



    CONTACT: McGrath RentCorp
             Thomas J. Sauer, 925-606-9200
             Chief Financial Officer